Contacts:	For Media:	For Financials:
	John Oxford	Kevin Chapman
	Vice President	Executive Vice President
	Director of External Affairs	Chief Financial Officer
	(662) 680-1219	(662) 680-1450
	joxford@renasant.com	kchapman@renasant.com

Renasant Announces Early Termination of
All FDIC Loss Share Agreements

TUPELO, MISSISSIPPI (December 8, 2016) - Renasant Corporation (NASDAQ: RNST) (the “Company”) today announced that its wholly owned subsidiary, Renasant Bank (the “Bank”), has entered into an agreement with the Federal Deposit Insurance Corporation (the “FDIC”) that terminates all of the Bank’s loss share agreements with the FDIC, which includes Single-Family Shared-Loss and Commercial Shared Loss agreements. All rights and obligations of the Bank and the FDIC under the FDIC loss share agreements have been eliminated under the termination agreement. The loss share agreements were related to the Bank’s acquisition of assets and assumption of liabilities of two failed banks through FDIC-assisted transactions in 2010 and 2011. Also included in the termination agreement were two FDIC loss share agreements the Bank assumed as a result of its 2015 acquisition of Heritage Financial Group, Inc.

Under the terms of the termination agreement, the Bank made a payment of $4.8 million to the FDIC as consideration for the early termination of the loss share agreements. Accordingly, in the fourth quarter of 2016, the Company expects to record a corresponding after-tax charge of approximately $1.4 million, or $0.03 in diluted earnings per share. This charge represents the write-off of the remaining FDIC indemnification asset, the corresponding claw back liability and settlement charges paid to the FDIC.

As a result of the termination agreement, all assets previously classified as “acquired covered” will be classified as “acquired not covered,” and the Bank will now recognize the full amount of all future charge-offs, recoveries, gains, losses and expenses related to these previously covered assets, as the FDIC will no longer share in these amounts. As of September 30, 2016, acquired covered loans totaled approximately $30.5 million and covered other real estate owned totaled approximately $1.0 million.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank, a 112-year-old financial services institution. Renasant has assets of approximately $8.5 billion and operates more than 175 banking, mortgage, financial services and insurance offices in Mississippi, Tennessee, Alabama, Florida and Georgia.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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